EXHIBIT B


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT, dated as of June 4, 1996 by and between LifeRate Systems, Inc., a Minnesota corporation (the "Company") and Jeffrey B. Comer, an individual presently residing in the State of Maryland ("Consultant").

         A. The Company and Consultant desire to establish a consulting arrangement.

         B. The Company and Consultant are entering into this Consulting Agreement in conjunction with the simultaneous execution of the Agreement, dated of even date herewith, between the Company and Consultant regarding the settlement of certain claims (the "Settlement Agreement").

         In consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereto agree as follows:

1. Consultancy. The Company agrees to retain Consultant as a consultant, and Consultant agrees to serve the Company, on the terms and conditions set forth herein. The retention of Consultant by the Company as a consultant shall be for the period commencing on June 1, 1996 and expiring December 1, 1996 (the "Expiration Date"), unless such consultancy shall have been sooner terminated as hereinafter set forth in Section 4.

2. Responsibilities. Consultant shall report directly to the Chief Executive Officer of the Company and shall perform such duties as the Chief Executive Officer shall reasonably assign from time to time to Consultant. While the daily commitment required by Consultant to fulfill his duties hereunder will vary, it is understood that such duties assigned hereunder shall constitute, in the aggregate, approximately 50% of Consultant's normal full-time workload over the duration of the Consulting Agreement.

3.       Compensation and Support

         (a) During the term of his consultancy hereunder, Consultant shall receive a consulting fee of $10,000, per month, payable bi-weekly. In addition, the Company agrees to pay Consultant $20,000 upon execution of this Agreement (the "Advance"), as an advance payment of the bonus payable under Section 3(b). In the event either (i) this Consulting Agreement is rescinded as provided in
Section 10(h) or terminated prior to December 1, 1996 by Consultant for any reason or by the Company for any reason which does not constitute a breach hereunder, or (ii) the bonus referred to in Section 3(b) does not become payable by its terms because the terms thereof are not satisfied, then in either case Consultant agrees to repay the Advance to the Company promptly upon demand. If Consultant is requested to travel to render services hereunder, the Company shall reimburse Consultant for all necessary and reasonable expenses incurred by Consultant in accordance with and as permitted by the expense reimbursement policies adopted by the Company.

         (b) In addition to the fees payable under Section 3(a), Consultant shall receive a bonus of $100,000, payable within 30 days after December 1, 1996, subject to compliance with the following terms and conditions:

                  (i) Consultant shall have fully and faithfully performed and discharged his duties under this Consulting Agreement from the date hereof through December 1, 1996 and Consultant shall not be in material breach of any terms, duties or obligations hereunder as of December 1, 1996.

                  (ii) Consultant shall have fully and faithfully performed and discharged his obligations and duties under the Settlement Agreement from the date hereof through December 1, 1996 and Consultant shall not be in material breach of any terms, duties or obligations under the Settlement Agreement.

         (c) The Company agrees to provide the Former Executive with necessary administrative support such as office space, a desk, a telephone and secretarial assistance to the extent reasonably necessary to conduct the requested consultant services.

4.       Termination

         (a) Death. Consultant's consultancy hereunder shall terminate upon his death.

         (b) Cause. The Company may terminate Consultant's consultancy hereunder for Cause. For the purposes of this Consulting Agreement, the Company shall have "Cause" to terminate Consultant's consultancy hereunder upon Consultant's (i) willful, continuing, material and bad faith failure to perform and discharge his duties and responsibilities hereunder, or (ii) gross misconduct that is materially and demonstratively injurious to the Company, or (iii) conviction of a felony (unless such conviction is reversed in any final appeal thereof); provided that, in the case of termination under clauses (i) or (ii)of this
Section 4(b), Consultant shall have first received written notice of proposed termination at least 30 days prior thereto, specifying the grounds for such termination and Consultant shall have failed to cure such matters.

         (c) Date of Termination. "Date of Termination" shall mean the earlier of (i) the Expiration Date or (ii) if Consultant's employment is terminated by his death, then the date of his death, or if pursuant to Section 4(b), then the date specified in the notice of termination.

5.       Competitive Activities

         Consultant agrees that during his consultancy hereunder, for a period of 12 months after his consultancy with the Company ends:

         (a)      He will not alone, or in any capacity with another entity:

                  (i) directly or indirectly engage in any commercial activity that competes with the Company's business, as the Company has conducted it during the 12-month period before the Consultant's consultancy with the Company ends, within any state in the United States in which the Company directly or indirectly markets or services products or provides services;

                  (ii) in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential customers; or

                  (iii) employ or attempt to employ any of the Company's then employees on behalf of any other entity competing with the Company.

         (b) He will, prior to accepting employment with any new employer, inform that employer of this Agreement and provide that employer with a copy of this Agreement.

         (c) Consultant may seek the advice of the Company from time to time on whether prospective employment he proposes would, in the Company's opinion, violate the provisions of this Section 5, by submitting in writing to the Company appropriate information.

6.       Confidential Information

         (a) Confidential Information. For purposes of this Agreement, the term "Confidential Information" means information that is not generally known and that is proprietary to the Company, including (i) trade secret information about the Company and its products and services; and (ii) information relating to the business of the Company as conducted at any time or anticipated to be conducted by the Company, and to any of its past, current or anticipated products and services, including without limitation, information about the Company's research, development, design, manufacturing, purchasing, accounting, engineering, marketing, selling, leasing or servicing. All information that Consultant has a reasonable basis to consider Confidential Information or which is treated by the Company as being Confidential Information shall be presumed to be Confidential Information, whether originated by Consultant or by others, and without regard to the manner in which Consultant obtains access to such information. Notwithstanding the foregoing, information shall cease to be Confidential Information for purposes of this Section 6 when (i) it is required by law or legal process to be disclosed in the public domain or (ii) it has become public information as a direct or indirect result of disclosure by any person other than Consultant. In the event Consultant receives any notice of any action to require disclosure of any Confidential Information, as required by law or legal process, Consultant immediately shall notify the Company of the notice and any action to require disclosure of Confidential Information to permit the Company to challenge the required disclosure and seek a protective order.

         (b) Restricted Use and Nondisclosure. Consultant shall not, either during the term of this Agreement or for a period of five years following expiration or termination of this Agreement, (i) use any Confidential Information for any purpose other than the performance of his duties and responsibilities under this Agreement for the benefit of the Company or (ii) disclose any Confidential Information to any person not employed by the Company, without the prior written authorization of the Company. Consultant shall exercise prudence and the highest degree of care to safeguard and protect, and to prevent the unauthorized disclosure of, all such Confidential Information.

         (c) Return of Information at Termination. Upon termination of the consultancy, Consultant shall deliver to the Company all materials, including but not limited to product formulations, customer lists, business plans, business strategies, instruction sheets, drawings, manuals, letters, notes, notebooks, books, reports and copies thereof, computer records, audiotapes and videotapes or other media that include Confidential Information. Consultant shall not retain any copies or reproductions of any materials, product formulations, customer lists, business plans, business strategies, instruction sheets, drawings, manuals, letters, notes, notebooks, books, reports and copies thereof, computer records, audiotapes, videotapes or other materials of the Company that came into Consultant's possession at any time during the term of this Agreement.

7.       Inventions.

         (a) Inventions. For purposes of this Agreement, the term "Inventions" means any business plan, strategy, technology, discovery, improvement, innovation, idea, formula, shop right, trademark or work of authorship or expression (whether or not patentable or copyrightable, and whether or not put into writing or reduced to practice) made, generated, or conceived by Consultant (whether alone or with others) while employed by the Company or to which Consultant has agreed to assign the rights, interest and ownership under this Agreement or under any other document or instrument.

         NOTICE: Pursuant to Minnesota Statutes Section 181.78, Consultant is hereby notified that this Agreement does not apply to an invention for which no equipment, supplies, facility, Confidential Information or trade secret information of the Company was used and which was developed entirely on Consultant's own time and does not relate (1) directly to the business of the Company or (2) to the Company's actual or demonstrably anticipated research or development, or does not result from any work performed by Consultant for the Company.

         (b) Property of the Company. All Inventions made, authored or conceived by Consultant, either solely or jointly with others, during Consultant's consultancy with the Company or within one (1) year after the termination of this Agreement, are works made for hire and the entire title and ownership interest in such items in any form shall be the sole and exclusive property of the Company. Consultant shall execute instruments of assignment confirming the foregoing as requested by the Company.

         (c) Disclosure. Consultant shall promptly and without request by the Company fully disclose to the Company in writing any Inventions. Consultant shall report on a monthly basis to the Company, or more frequently as requested by the Company, regarding any and all research and development activities during that period.
         (d) Cooperation. Upon the request of the Company, Consultant shall apply for such United States or foreign trademarks, patents or copyrights as the Company may deem desirable, and Consultant shall do any and all acts necessary in connection with such applications for trademarks, patents or copyrights, or assignments, in order to establish in the Company the entire right, title and interest in and to such trademarks, patents or copyrights. All costs and expenses incurred in connection with any such application for such trademarks, patents or copyrights shall be paid by the Company, and Consultant shall be reimbursed by the Company to the extent any such costs and expenses were incurred personally by Consultant.

8.       Injunctive Relief

         Consultant and the Company acknowledge that a breach by the other of any of the terms of Sections 5, 6 or 7 of this Agreement will render irreparable harm to the other and that the Company or Consultant (as the case may be) shall therefore be entitled to any and all equitable relief, including but not limited to injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties.

9.       Representations of Consultant.

         Consultant represents and warrants that his execution and delivery of this Agreement and performance by Consultant of his obligations under this Agreement shall in no way violate the terms and conditions of any other agreement, written or oral, or any other instrument or arrangement to which Consultant is a party or by which Consultant is bound.

10.      Miscellaneous.

         (a) Waiver. No waiver of any term, condition or covenant of this Agreement shall be deemed to be a waiver of subsequent breaches of the same or other terms, covenants or conditions hereof.

         (b) Amendment. This Agreement may not be amended, altered or modified except by a written agreement between the parties hereto.

         (c) Assignability.

                  (i) Consultant Assignability. Consultant shall not assign this Agreement to any third party for whatever purpose without the express, prior written consent of the Company.

                  (ii) Company Assignability. The Company shall have the right to assign this contract to its successors or permitted assigns, (but not to other persons,) and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns.

                  (iii) Definitions. The terms "successor" and "permitted assigns" shall include any person, individual or entity that buys all or substantially all the Company's assets, or a controlling portion of its stock, or with which it merges or consolidates.

         (d) Invalidity and Severability. In the event part or any portion of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, the parties agree that this Agreement as so construed shall remain in force and effect between them and shall be applied as if the offending part or portion did not comprise an element hereof.

         (e) Notices. Any notice required to be given hereunder shall be duly and properly given if hand delivered, transmitted by facsimile or mailed postage prepaid to either party at the addresses set forth below, effective as of the date of mailing:

                If to Consultant:   Jeffrey B. Comer
                                    6615 Nahal Drive
                                    Fredrick, MD  21702

                  With a copy to:   Terrence J. Fleming, Esq.
                                    Lindquist & Vennum P.L.L.P.
                                    4200 IDS Center
                                    80 South Eighth Street
                                    Minneapolis, MN  55402-2205

                If to the Company:  LifeRate Systems, Inc.
                                    7210 Metro Boulevard
                                    Minneapolis, MN  55439-2128
                                    Attention:   Chief Executive Officer

                  With a copy to:   Michel A. LaFond, Esq.
                                    Oppenheimer Wolff & Donnelly
                                    45 South Seventh Street
                                    Suite 3400
                                    Minneapolis, MN  55402


         Either party may change its address by giving ten days' prior written notice to the other party of the new address.

         (f) Definitions. For purposes of this Agreement, the following words shall have the meanings indicated:

                  (i) Technology. The term "technology" means all know-how, trade secrets, processes, inventions, specifications, equipment, computer software, trademarks, trade names, service marks, patents, patent applications, proprietary information, copyrights and other related intellectual property.

                  (ii) Trade Secret. The term "trade secret" means any information or compilation of information possessed by the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. For purposes of this Agreement, the term "trade secret" includes both information disclosed to Consultant by the Company and information developed by Consultant in the course of his employment.

         (g) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Minnesota.

         (h) Rescission of Agreement. Notwithstanding any provision in this Consulting Agreement to the contrary, in the event Consultant delivers a Notice of Rescission (as defined in the Settlement Agreement) to the Company, then this Consulting Agreement shall, upon receipt of the Notice of Rescission by the Company, also be deemed to be simultaneously rescinded and rendered null and void in all respects.

         IN WITNESS WHEREOF, the parties have duly executed, or caused to be executed by a duly authorized representative, this Agreement as of the date first set forth above.

                                                     LIFERATE SYSTEMS, INC.



                                                     By_________________________


                                                     CONSULTANT



                                                     ___________________________
                                                     Jeffrey B. Comer